Exhibit 10.22



              NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.
                          1735 K STREET, NORTHWEST
JOSEPH R. HARDIMAN      WASHINGTON, D.C.  20006-1506
     PRESIDENT                 (202) 728-8100



PERSONAL AND CONFIDENTIAL


                                                         May 31, 1996


Mr. Alfred R. Berkeley, III
301 Northfield Place
Baltimore, MD  21210

Dear Al:

         At a special meeting on May 9, 1996, the Board of Directors of The Nasdaq Stock Market, Inc. (Nasdaq) authorized me to extend to you an offer to become the President of Nasdaq. The responsibilities of the President are set forth in the enclosed Position Description (Enclosure 1). In this position, you will report directly to the Nasdaq Board, of which you will be a voting member, and to me as the Chief Executive Officer of the parent, NASD, Inc. Your election to this position must be ratified by the NASD Board which I expect to formally take place on June 27, 1996. You can only be removed from this position by action of the Nasdaq or NASD Boards, the latter only in exceptional circumstances.

         Your compensation and benefits will be as set forth on the enclosed schedule entitled "Alfred R. Berkeley Compensation and Benefit Package" (Enclosure 2). You will be eligible for participation in our Incentive Compensation Plan on the date you are formally employed and you are guaranteed payment of the target incentive levels of 50% of your salary for the first two calendar years of employment. Your salary will be reviewed at the beginning of each calendar year by the Management Compensation Committee of the NASD Board along with the salaries of the other executives of the NASD, NASDR and Nasdaq. The annual review may or may not result in a salary adjustment.

         Your employment will begin on May 31, 1996. If your employment is terminated by the Nasdaq or the NASD Boards without cause, the NASD will take the necessary action to require payment by Nasdaq to you of your salary then in effect for a period of 24 months following the date of termination. The term "cause" shall mean your conviction of a felony or your willful commission of acts of dishonesty, fraud or deceit in connection with your position.

         You shall be entitled to four weeks of annual vacation and in all other respects you shall be subject to our normal employee vacation and sick leave policy. Obviously, we will reimburse you for reasonable expenses incurred in furtherance of the business of Nasdaq or the NASD when appropriately documented just as we do for other executives. In addition, Nasdaq will reimburse you for fees and dues necessary to maintain any licenses or privileges held by you or any memberships in professional associations such as bar associations. We will also reimburse you for your initiation fee and annual dues in a lunch or dinner club of your choice that may be necessary or useful in the performance of your responsibilities as President of Nasdaq.

         Lastly, you will find attached as Enclosure 3 a copy of an NASD Board Resolution, adopted on March 18, 1983 and still in effect, setting forth the indemnification policy for the NASD and its subsidiaries. We also include in the Nasdaq Certificate of Incorporation language permitting the broadest possible indemnification under Delaware law. For your information, we have in effect a Directors and Officers liability policy in the amount of $10 million, with deductibles (all of which are covered under our Resolution).

         For purposes of this letter agreement, the enclosures are incorporated by reference.

         We are truly excited about your joining our senior management team as we prepare to lead The Nasdaq Stock Market and the NASD Regulation onto a new plateau that will serve as the springboard for success of the enterprise into the next decade.

                                             Sincerely,

                                             /s/ Joseph R. Hardiman




                                              ALFRED R. BERKELEY, III
                                         COMPENSATION AND BENEFIT PACKAGE


Compensation                                        Target                  Maximum

Base Salary                                     $   500,000               $  500,000

Incentive Compensation
o    Corporate (50%)1
         Paid Currently                             200,000    (40%)          300,000    (60%)
         Deferred for 2 yrs.2                        50,000    (10%)           75,000    (15%)
o    Deferred Match3

                                                -----------               -----------
Total Compensation                              $   750,000               $   875,000
                                                ===========               ===========

Incentive Compensation as % of Base                     50%                     75.0%
                                                    =======                    ======

Benefits
--------
o  Qualified Retirement Plan (defined benefit - employer paid) - Exhibit A
o Supplemental Executive Retirement Plan (defined benefit - employer paid) - Exhibit B
o 401(k) Savings Plan - 50% company match up to first 6% contributed by employee (discretionary additional match of 50% upon Board approval) - Exhibit C
o  Health and Medical Plans
o  Flexible Spending Account

----------------
     1   Earned if annual corporate goals are met or exceeded.

     2   20% of earned incentive compensation in deferred for two
         (2) years -- ultimate payout is conditioned on continued service, except in the event of death, disability, retirement or termination without cause.

     3 A match, up to 50% of the deferred amount, may be awarded depending on the attainment of 3-year Corporate Strategic Plan objectives.



                                                                EXHIBIT A


                       NASD EMPLOYEES RETIREMENT PLAN

                                 OBJECTIVE

         The NASD retirement plan is designed to provide retirement income based on the average base salary for the highest five consecutive years of employment (final average salary) and years of service. All contributions to the Plan, which include funding for administration expenses, are paid by the Association.

         These are some important features of the Plan:

         o accrued benefits vest, that is, are non-forfeitable after five years of service;

         o early retirement can be elected as early as age 55 with a reduced retirement income;

         o  non-contributory defined benefit plan.

                              BENEFIT FORMULA

         Normal retirement at age 65 with benefit computed as follows:

             1.25% per year of service (maximum 30 years) times final average salary, plus .6267% per year times final average salary exceeding social security covered compensation.

             Election options - Joint and Survivor annuity or Lump Sum benefit, certain, or certain and life.

         Deferred retirement - Employment with the NASD past the Normal Retirement Age of 65 will delay benefits until actual retirement. Benefits are determined as of the actual retirement date.

         Early retirement - After age 55 and ten or more years of service the accrued benefit would be reduced 3% per year up to age 61 and is unreduced for ages 62 through 64.

         Disability retirement - Employees who are totally and permanently disabled before the Normal Retirement Age of 65, regardless of the length of service, will receive a monthly retirement benefit at age 65 that is based on the assumption that employment continued from the beginning of the disability until age 65 at the salary rate in effect at the beginning of the disability.




                                                                   EXHIBIT B


                   SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


Comp Base                           Base salary + 1/3 of incentive compensation

Final Average Comp (FAC)            Highest 60 consecutive months immediately
                                    preceding retirement

Normal Retirement Calculation
-        Maximum                    60% of FAC
-        Offset                     Qualified plan benefit

Early Retirement Calculation        After age 55 and vested
-        Reductions                 No reduction after age 62.  3% per year
                                    between 55 and 62

Vesting                             Age 55 plus 10 years

Death Benefit                       Death benefit
                                    in lieu of above
                                    benefits equal to 3
                                    times base pay payable
                                    in 120 monthly
                                    installments

Funding                            Paid from general assets of Nasdaq





                                                                   Exhibit C


                            SAVINGS PLAN (401-K)

                                 OBJECTIVE
                                 ---------

o Offered to employees as a means of accumulating savings for retirement, reducing federal income taxes, and deferring taxes on investment earnings.

                                ELIGIBILITY
                                -----------

o Employees are eligible to contribute to the plan, through payroll deductions, immediately upon employment. However, matching employer contributions are not made until 12 consecutive months of employment, with at least 1,000 hours of service during that time.

                         CONTRIBUTIONS AND MATCHING
                         --------------------------

o NASD contributes $.50 for every dollar saved up to 6 percent of the employee's salary.

o NASD may, at its discretion, contribute up to an additional $.50 for every dollar saved up to 6 percent of the employee's salary at the end of the year based on the performance of the organization as determined by management and approved by the Management Compensation/Development Committee.

o    Two types of employee contributions to the plan:

     - Regular - can be pre-tax, after-tax or both. Contributions can range from 1 to 6 percent of base salary. These contributions are matched by the NASD at 50%, with up to an additional 50% discretionary match.
     - Voluntary - pre-tax or after-tax or both. Contributions above 6 percent are not matched by the NASD.

o The plan limits contributions (regular and voluntary combined) to 17 percent of base salary. Highly compensated participants as defined by the IRS are further limited by anti-discrimination tasks which currently allow a maximum of 9%.

                                  VESTING
                                  -------

o Employee contributions vest immediately. Employer contributions are vested after three years of service.

                             INVESTMENT OPTIONS
                             ------------------

o Investments are managed by the Vanguard Group of Investment Companies. Employees may select from 12 investment options to allocate their monies (6 equity, 3 fixed income, 2 balanced, 1 money market):

     -   Money Market Reserves - Federal Portfolio
     -   Investment Contract Trust
     -   Bond Index Fund
     -   Index Trust - 500 Portfolio
     -   Windsor II
     -   Trustees' Equity Fund - International Portfolio
     -   Morgan Growth Fund
     -   Explorer Fund
     -   Short Term Corporate Portfolio
     -   STAR Fund
     -   Wellington Fund
     -   U.S. Growth Portfolio

o    Market value of assets at December 31, 1994 - $51,974,000

                               DISTRIBUTIONS
                               -------------

o In-service withdrawals of employee after-tax contributions are permitted for any reason, with certain restrictions, and withdrawals of pre-tax contributions are permitted in the case of hardship.

o The Plan contains a loan feature which allows employees to borrow a portion of their pre-tax balances.

o Plan benefits are paid to employees at retirement or termination of NASD employment.